EXHIBIT 23.2



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 22, 1995, in Amendment No. 3 to the Registration Statement (Form S-1 No. 33-52297) and related Prospectus of Terex Corporation for the Registration of 1,264,756 common stock purchase warrants (the "Series A Warrants") exercisable for shares of its common stock, par value $.01 per share (the "Common Stock"), and the shares of its Common Stock which have been previously issued or are issuable upon exercise or redemption of the Series A Warrants.


ERNST & YOUNG LLP

Greenville, South Carolina
April 29, 1996